Exhibit 23.1


                         Consent of Independent Auditors

We consent to the reference to our firm under the caption "Experts" in Amendment No. 1 to the Registration Statement (Form S-3 No 333-26887) and related Prospectus of Health and Retirement Properties Trust for the registration of $1,000,000,000 of "Offered Securities" and to the incorporation by reference therein of our report dated February 6, 1997, with respect to the consolidated financial statements of Health and Retirement Properties Trust incorporated by reference in its Annual Report (Form 10-K) for the year ended December 31, 1996 and the related financial statement schedules included therein filed with the Securities and Exchange Commission.

                                               /s/ Ernst & Young LLP
                                               ERNST & YOUNG LLP

Boston, Massachusetts
May 27, 1997